CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 292 to the Registration Statement of The Advisors’ Inner Circle Fund (Form N-1A: File No. 033-42484) of our reports dated December 26, 2017, on the financial statements and financial highlights of AlphaOne Small Cap Opportunities Fund, AT Disciplined Equity Fund, AT Income Opportunities Fund, AT Mid Cap Equity Fund, Cambiar Global Equity Fund, Cambiar Global Ultra Focus Fund, Cambiar International Equity Fund, Cambiar International Small Cap Fund, Cambiar Opportunity Fund, Cambiar Small Cap Fund, Cambiar SMID Fund, Edgewood Growth Fund, FMC Select Fund, Haverford Quality Growth Stock Fund, LSV Conservative Value Equity Fund, LSV Small Cap Value Fund, LSV Value Equity Fund, LSV Global Value Fund, LSV Global Managed Volatility Fund, LSV U.S. Managed Volatility Fund, Sands Capital Global Growth Fund, Thomson Horstmann & Bryant MicroCap Fund, Westwood Low Volatility Equity Fund, Westwood Emerging Markets Fund, Westwood Global Equity Fund, Westwood Income Opportunity Fund, Westwood LargeCap Value Fund, Westwood Short Duration High Yield Fund, Westwood SmallCap Fund, Westwood SMidCap Fund, Westwood SMidCap Plus Fund, Westwood MLP and Strategic Energy Fund, Westwood Opportunistic High Yield Fund, Westwood Market Neutral Income Fund, Westwood Strategic Convertibles Fund, and Westwood Worldwide Income Opportunity Fund (thirty-six of the series constituting The Advisors’ Inner Circle Fund) included each Fund’s Annual Report to shareholders for the year ended October 31, 2017.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

February 27, 2018